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                                                                   Exhibit:10.13

Confidential treatment has been requested for portions of this Exhibit 10.13. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [XXXXX]. A complete version of this Exhibit has been filed with Securities and Exchange Commission.

                 GENERAL ELECTRIC-MODEM MEDIA.POPPE TYSON, INC.
                            MASTER SERVICES AGREEMENT

      This Master Services Agreement (the "Agreement") is between Modem Media.Poppe Tyson, Inc. with its principal place of business at 230 East Avenue, Norwalk, Connecticut 06855 ("Modem Media") and General Electric Company with its principal place of business at 3135 Easton Turnpike, Fairfield, Connecticut 06431 ("GE"). The provisions of this Agreement shall apply to Services provided to GE, globally, under this Agreement. When completed and executed by both parties, a Statement of Work shall evidence the Services to be provided and GE's payment obligation for same.

A.    Definitions

      1. "Services" shall mean work performed by Modem Media for GE pursuant to a SOW, agreed to by the parties, under this Agreement. The schedule and particular requirements for Services will be agreed upon by the parties in a SOW.
      2. "Statement of Work (SOW) " shall mean any mutually agreed upon form for ordering Services and any written attachments thereto, which form(s) shall specify the Services, applicable fees (including whether such fees shall be on a time & materials ("T&M"), or on a fixed price ("FP") basis), scope of work, and appropriate project timelines, as well as any project-specific requirements; for example, the intent of parties with respect to any rights to particular developments (intellectual property), specific project milestones and/or quality and warranty considerations (e.g. DFSS-Design for Six Sigma Requirements), special fees, and all such other particular objectives, considerations, or requirements in conjunction with the delivery of Services by Modem Media. Each SOW shall be governed by the terms of this Agreement and shall reference the Effective Date specified below. SOWs for Services outside the United States may, upon agreement of the parties, include terms and conditions which modify or are in addition to the provisions of this Agreement due to the laws of the country.

B.    Charges, Payment, and Taxes

      1.    Fees for Services

            Services will be provided either on a time and material (T&M) basis at rates and applicable discounts in accordance with Exhibit A during the term thereof, or on a fixed price basis (FP), at the fixed price stated in the applicable SOW, where the bid for such fixed price shall incorporate rates and [XXXXX] in accordance with the letter agreement between the parties hereto dated August 4, 1999 (the "Letter Agreement") and attached hereto as Exhibit A.

            If a dollar limit is stated in the applicable SOW for T&M Services, the limit shall be deemed an estimate for GE's budgeting and Modem Media's resource scheduling purposes; after the limit is expended, Modem Media will continue to

----------
[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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            provide the Services on a T&M and GE agrees that Modem Media will be paid for such additional Services unless such estimate was deemed to be a firm limit as stated in a SOW.

      2.    Invoicing and Payment

            Modem Media shall invoice GE monthly, or, according to local Modem Media practice if outside of the US, unless otherwise expressly specified in the applicable SOW. Charges shall be payable within forty-five (45) days firm of receipt of invoice. Notwithstanding the previous sentence, GE shall pay pass through costs and third party costs within 30 days of receipt of invoice from Modem Media if Modem Media's payment terms for such charges are less than 45 days. GE shall issue a purchase order, or alternative document acceptable to Modem Media, on or before commencement of Services under the applicable SOW.

      3.    Incidental Expenses

            Upon prior written agreement of the parties, appropriate travel, administrative, and out-of-pocket expenses incurred by Modem Media in connection with the Services performed shall be invoiced and reimbursed by GE to Modem Media. Modem Media acknowledges that, when approved by GE, any such incidental expenses incurred by Modem Media for which Modem Media will be reimbursed by GE shall be in accordance with GE's general policies for such expenses. A copy of such policies is attached herewith as Exhibit B.

      4.    Third Party Software

            Without the express written authorization of an applicable SOW, Modem Media shall not acquire any license in Third Party Software for the development, of incorporation into, or use of the GE Property. Prior to acquiring any Third Party Software that shall cost GE more than ten thousand dollars ($10,000) in the aggregate and under the foreseeable deployment contemplated in the applicable SOW, Modem Media shall verify to the extent commercially practical with GE that GE does not have any existing license to such Third Party Software under which Modem Media can utilize such Third Party Software at no additional expense to GE. If GE does not have any license to the required Third Party Software, any Third Party Software that will cost greater than ten thousand dollars ($10,000) shall be specifically approved by GE in the applicable SOW or relevant Change Order. Unless otherwise noted, license fees for Third Party Software that are less than ten thousand dollars ($10,000) per copy are not included in the payments to Modem Media under any SOW and will be the responsibility of GE

            Further, Modem Media will identify in all applicable SOWs any Third Party Software which may be used in the development of (or may need to be used by GE in the operation or modification of) the GE Web Site for which Modem Media cannot grant to GE the rights set forth in Section D. 2. below. Except to the extent described in a SOW or otherwise agreed by GE and the Third Party Software licensor, Modem Media represents and warrants (to the extent reasonably foreseeable by Modem Media) that there are and will be no royalty terms applicable to Modem Media's or GE's use of such Third Party Software in work product made for hire, including GE Property, pursuant to any SOW under this Agreement. Modem Media shall assign to GE all licenses and sublicenses to
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            Third Party Software executed by Modem Media for the purpose of performing the tasks contemplated by any SOW and necessary for the operation of any Work or the GE Property as reasonably foreseeable under any SOW. Modem Media shall provide to GE, on terms identical to those granted to Modem Media by third parties, a sub-license to use any third party computer code routine that is made part of any Work or GE Property provided under any SOW.

            GE shall set forth all GE standard software and hardware platforms that may be relevant to any SOW, including all Third Party Software licenses relating thereto, and Modem Media shall work with GE to ensure that, whenever possible, such standard software and platforms are taken into consideration during the design and development of the GE Property and its specifications.

      5.    Taxes

            The charges do not include taxes. If Modem Media is required to pay any federal, state, country or local taxes based on the Services provided under this Agreement, the taxes shall be billed to and paid by GE; this shall not apply to taxes based on Modem Media's income.

C.    GE and Modem Media Obligations

      1. GE support of Modem Media Services Engagements: GE acknowledges that the timely provision of and access to office accommodations, facilities, equipment, assistance, cooperation, complete and accurate information and data from its officers, agents, and employees, and suitably configured computer products, where such computer products are identified in writing by Modem Media and acknowledged in writing by GE in an appropriate SOW, may be essential to the performance of any Services and that Modem Media's ability to complete any Services may be dependent upon same. If, for the performance of Services, GE is to provide computer products in addition to those previously obtained by GE, such additional computer products will be agreed upon by the parties and identified in writing in the applicable SOW. If any of the aforementioned items essential to Modem Media's performance of the Services are not provided or provided in such a way that Modem Media is unable to perform the Services, Modem Media's Project Manager shall so inform GE in writing, including the relevant specifics and details. GE acknowledges that Modem Media's ability to provide services as set forth in an SOW may be affected if GE does not provide reasonable assistance as set forth above.

      2. Modem Media support of Services Engagements Modem Media acknowledges its obligations to provide reasonable assistance and cooperation to GE in order to perform any Services and that GE's ability to benefit from the provision of Services may be dependent upon same.

      3. Project Management GE business units shall designate Project Manager(s) who shall be principally responsible for providing direction for Modem Media's provision of Services to GE business unit projects, as initiated by particular SOWs. Such Project Manager(s) shall assist Modem Media to facilitate an efficient delivery of Services.

      4. Resource Changes. GE, in its reasonable discretion, may request that Modem Media remove a particular consultant who is providing Services under this Agreement and applicable SOW if GE reasonably believes that such consultant is not providing Services as warranted and Modem Media, after notice, has been unable to resolve performance issues relative to such consultant. Modem Media shall pay the costs of familiarizing the replacement consultant with the project and GE agrees that time deadlines and cost estimates, if any, may require adjustment as a result of replacing a consultant. GE may request to interview and approve any replacement consultant prior to such consultant's commencement of Services for GE; GE's approval shall not be unreasonably withheld.

      5. Change Orders. Any change in the specified Scope of Work in an SOW that would have a material impact to either party on the fixed or estimated SOW cost or SOW schedule must be mutually agreed upon by the parties in writing. Modem Media consent should be obtained if any change in GE's system environment (software or hardware) will impair Modem Media's ability to perform the Services. Modem Media's standard Change Order Procedures may be used to document these changes.

D.    INFRINGEMENT, WARRANTY, REMEDY, LIMITATION OF LIABILITY, INSURANCE

      1.    Infringement:

            Modem Media represents and warrants that it has the authority or has obtained the appropriate license or transfer rights for all elements incorporated into any Deliverable or work for hire prepared for GE pursuant to this Agreement. Modem Media further represents and warrants that it has the authority to grant such rights

            Each party ("Provider") will defend and indemnify the other party ("Recipient") against a claim that any information, design, specification, instruction, software, data, or material furnished by the Provider ("Material") and used by the Recipient in connection with either the provision or the receipt of the Services infringes a copyright or patent provided that: (a) the Recipient notifies the Provider in writing within thirty (30) days of the claim; (b) the Provider has sole control of the defense and all related settlement negotiations; and (c) the Recipient provides the Provider with the assistance, information, and authority reasonably necessary to perform the above; reasonable out-of-pocket expenses incurred by the Recipient in providing such assistance will be reimbursed by the Provider.

            The Provider shall have no liability for any claim of infringement resulting from: (a) the Recipient's use of a superseded or altered release of some or all of the Material if infringement would have been avoided by the use of a subsequent unaltered release of the Material which is provided to the Recipient; or (b) any information, design, specification, instruction, software, data, or material not furnished by the Provider.

            In the event that some or all of the Material is held or is believed by the Provider to infringe, the Provider shall have the option, at its expense, (a) to modify the Material to be non-infringing; (b) to obtain for the Recipient a license to continue using the Material; or (c) to require return of the infringing Material and all rights thereto from the Recipient. If Modem Media is the Provider and such return materially affects Modem Media's ability to meet its obligations under this Agreement and applicable SOW, then GE may, at its option and upon thirty days' prior written notice to Modem Media, terminate the applicable SOW and shall be entitled to recover the fees paid by GE for that portion of the Material and for those Services provided to develop the Material which GE cannot reasonably use as a consequence of Modem Media's provision of infringing Material. If GE is the Provider and such return materially affects Modem Media's ability to meet its obligations under this Agreement and applicable SOW, then Modem Media may, at its option and upon thirty days' prior written notice to GE, terminate the applicable SOW and GE shall pay Modem Media for the Services rendered through the date of termination on a T&M or percent of completion basis as applicable under the SOW. This Section D.1 states the parties' entire liability and exclusive remedy for infringement.

      2.    Warranty:

            Modem Media represents and warrants that it is the sole owner of, or has obtained appropriate license, use and/or transfer rights from the rightful owner of all elements incorporated into all Services and work product made for hire including GE Property prepared by Modem Media for GE pursuant to this Agreement and any SOW.

            Modem Media further represents and warrants that such rights have been obtained (or will be obtained, as appropriate) for all elements incorporated into all Services and work product made for hire including GE Property under all applicable laws for such enforceable legal and intellectual property rights including, but not limited to copyrights, patent rights, trademark rights, trade secret rights, privacy rights and publicity rights-whether such elements are text, databases, musical works, sound recordings, images, audiovisual works, software or other digital audio, visual, graphical or other content elements. In each case such rights will be obtained by Modem Media for GE for the known, anticipated, or reasonably foreseeable use by GE contemplated by any SOW pursuant to this Agreement.

            Modem Media further represents and warrants that it has the full power and authority to grant the rights herein granted to GE without the further, future or conditional consent of any other person or party.

            Modem Media warrants that its Services hereunder will be performed by qualified individuals in a professional and workmanlike manner conforming to generally accepted industry standards and practices, and Modem Media's consulting methodology and/or such other methodology(s) as may be mutually agreed upon by the parties. Modem Media further warrants that unless otherwise agreed to by the parties in writing, all such development by Modem Media on behalf of GE shall be in compliance with Modem Media development guidelines and Modem Media best practices and in conformance with release compatibility considerations for other Modem Media applications, whether commercially developed, or developed specifically as GE Property under this Agreement.

            The foregoing warranty is exclusive and in lieu of all other warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose.

            In order to receive warranty remedies, GE must report deficiencies in the Services to Modem Media in writing within five days of learning of such deficiency but in no event later than 90 days of performance of T&M Services and in the case of fixed price Services no later than 90 days of delivery of the GE Property.

      3.    Year 2000 Compliance Warranty

            In addition to any other warranties and representations provided by Modem Media to GE, whether pursuant to this Agreement or by law, Modem Media represents and warrants that any Services, work for hire and GE Property provided pursuant to an SOW and (a) any product(s) and/or maintenance and support services, as provided by Modem Media hereunder, including, without limitation, each item of hardware, software, firmware, content element, Programs, Subroutines, and Tools and/or Utilities; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, program upgrades, customizations, modifications shall be Year 2000 Compliant at the time of delivery and at all times thereafter and in all subsequent updates or revisions of any kind, and (b) Modem Media's supply of Services and GE Property to GE shall not be interrupted, delayed, decreased, or otherwise affected by dates prior to, on, after or spanning January 1, 2000.

            For purposes of this Agreement, Year 2000 Compliant means that (1) the Services and GE Property accurately process, provide and/or receive date data (including without limitation calculating, comparing, and sequencing), within, from, into, and between centuries (including without limitation the twentieth and twenty-first centuries), including leap year calculations, to the extent that other information technology, used in combination with the Services and GE Property, properly exchanges date data (including without limitation calculating, comparing, and sequencing), and (2) neither the performance nor the functionality nor your supply to GE of the Services will be affected by dates prior to, on, after, or spanning January 1, 2000.

            The functionality of said Services and GE Property to ensure compliance with the foregoing warranties and representations shall include, date data century recognition, calculations that accommodate same century and multi-century formulae and date values, and date data interface values that reflect the century. In particular (i) no value for current date will cause any error, interruption, or decreased performance in the operation of such Services and GE Property, (ii) all manipulations of date-related data (including, but not limited to, calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates, including when used in combination with other products to the extent that other information technology, used in combination with the Services and GE Property, properly exchange date data, (iii) date elements in interfaces and data storage will specify the correct century to eliminate date ambiguity without human intervention, including Leap Year calculations, (iv) where any date element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) should function normally and in the same manner prior to, on, after and spanning January 1, 2000, including, without limitation, the manner in which they function with respect to expiration dates and CPU serial numbers.

            If at any time the Services and GE Property are found, by GE, not to be Year 2000 Compliant, then, in addition to any other obligation of Modem Media under the law, pursuant to this Agreement, at equity, or otherwise, at no additional charge to GE, Modem Media shall, by no later than thirty (30) days after receipt of a report of noncompliance from GE, render the Services Year 2000 Compliant, and shall thereafter distribute such corrected version to GE, and, at GE's option, install such corrected version for GE, all free of charge. In doing so, Modem Media shall not require GE to make any changes to the Services except to install or have installed any changes provided by Modem Media, shall not require or cause to be made any changes to GE's data unless GE in its sole discretion approves such changes, and shall not require or cause to be made any changes to any other product or service that GE uses in its business operations. If, as a result of a Year 2000 warranty claim by any other of Modem Media's customers, Modem Media generally releases a version of hardware, software, firmware, Programs, Subroutines, and Tools and/or Utilities in response to such warranty claim, then Modem Media shall make such version(s) available to GE at no charge.

            If the performance Modem Media's obligations as set forth above are not commercially feasible, then Modem Media's liability as to the remedy of any deficiencies of this Year 2000 Compliant warranty provision shall be to repair or replace the non-conforming Product. Notwithstanding anything herein to the contrary, the liability of Modem Media for a breach of Modem Media's Year 2000 Compliant representation and warranty shall be limited to an amount not to exceed two (2) times the value of the SOW related to the breach of this warranty set forth in Section D3. This Section D.3 states the parties' entire liability and exclusive remedy for breach of Y2k warranty.

            MODEM MEDIA SHALL NOT BE RESPONSIBLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES OR LOST PROFITS, INCLUDING LOSS OF DATA for breach of this warranty set forth in Section D3. Modem Media makes no warranties (whether written, verbal, implied or inferred) concerning the Year 2000 readiness of any third-party services or information technology relied upon, licensed or subcontracted from others in connection with the Services; provided, however, that Modem Media will not use any third party materials without obtaining a Year 2000 Warranty on behalf of GE. In the event Modem Media cannot obtain a warranty for any third-party materials, Modem Media will promptly inform GE. If Modem Media cannot obtain a Year 2000 Warranty for a third party material on behalf of GE, such third party material will treated in the same manner as if it cost above $10,000 for purposes of Section B4, Third Party Software, above.

            Any statute of limitations that might be applicable to Modem Media's Year 2000 Compliant warranty and representation shall not accrue or begin to run until the later of January 1, 2000 or the time when such statute of limitations would otherwise accrue or begin to run, and, with respect to any claim based on any failure of the Services to be Year 2000 Compliant, Modem Media shall not assert any defense based on or alleging the passage of time from the Effective Date of this Agreement to January 1, 2000.

      4. Exclusive Remedy for Breach of Warranty: Except for the warranties set forth in Sections D1 "Infringement", and D3, "Year 2000 Warranty", for any breach of the above warranty, GE's exclusive remedy, and Modem Media's entire liability, shall be the re-performance of the Services. If Modem Media is unable to re-perform the Services as warranted, GE shall be entitled to recover the fees paid to Modem Media for the deficient Services and for those Services provided under an applicable SOW arising from or related to the deficient Services which GE cannot reasonably use as a consequence of Modem Media's inability to perform the Services as warranted.

      5. Limitation of Liability: In no event shall either party be liable to the other party for any indirect, incidental, special or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. Modem Media's and GE's liability for damages hereunder shall in no event exceed the amount of fees paid and payable by GE under an applicable SOW for the relevant Services. In no event shall the foregoing limitation limit either party's liability to the other party for direct damages resulting from the following: (i) any violation by one party of the other party's intellectual property rights, or (ii) either party's disclosure of the other party's Confidential Information, or (iii) personal injury, or (iv) tangible property damage; nor shall said foregoing limitation apply to a Modem Media's indemnity obligation under the first paragraph of Section D.1 "Infringement" of this Agreement nor to shall said forgoing limitation apply to Section D3, "Year 2000 Warranty",. As used above, the term "tangible property" shall not include software, documentation, and/or data files.

      6. Insurance: During the performance of Services under this Agreement, Modem Media shall provide and maintain minimum insurance coverage as follows:

            (a) Worker's Compensation and employees liability, per statutory requirements;

            (b) Comprehensive General Liability insurance including contractual liability coverage with the following limits in equivalent units of the local currency:

            Bodily Injury:      Each Person         $1,000,000 USD
                                Each Occurrence     $1,000,000 USD
            Property Damage:    Each Accident       $1,000,000 USD
                                Aggregate           $2,000,000 USD


            Upon GE's request, Modem Media shall provide GE with a certificate of insurance completed by its insurance carrier certifying that minimum insurance coverage as required above are in effect.

E.    ADDITIONAL TERMS

      1. Term and Termination: This Agreement shall commence on its Effective Date and shall remain in effect for a period of fifteen (15) months from July 1, 1999 ("the Effective Date").

            GE may terminate this Agreement if Modem Media is in material breach of this Agreement after having Repeatedly Failed ("Repeatedly Failed" shall mean on more than two occasions) to materially perform the Services defined in one or more SOWs in a manner required by this Agreement or a SOW; provided that GE has given Modem Media written notice upon the occurrence of each such failure, which notice shall specify each such failure, and provided further that Modem Media has not cured each such failure within 30 days of each notice. GE may also terminate this Agreement if Modem material breach for any other reason and has not cured the breach within thirty (30) days' written notice specifying the breach.

            Modem Media may terminate this Agreement as to a particular major Business Unit of GE if the major Business Unit is in material breach of the Agreement and has not cured the breach within thirty (30) days' written notice specifying the breach. Except for any material breach by Modem Media for Repeated Failures, consent to extend the cure period shall not be unreasonably withheld, so long as the breaching party has commenced cure during the thirty-day notice period and pursues cure of the breach in good faith. If the other party shall have become insolvent or bankrupt, admitted in writing its inability to pay its debts as they mature or taken any action for the purpose of entering into winding-up, dissolution, bankruptcy, reorganization or similar proceedings analogous in purpose or effect thereto, or any such action shall have been instituted against it and such party shall have acceded thereto or such action shall not have been dismissed or stayed within sixty
            (60) days of the institution thereof, or any order shall have been made by any competent court or any resolution shall have been passed for the appointment of a liquidator or trustee in bankruptcy or such party shall have appointed or suffered to be appointed any receiver or trustee of the whole or any material part of its assets or business or shall have entered into any composition with its general creditors. In any such event the other may terminate this Agreement at any time after such event by giving notice or may suspend or cancel it obligations for services or payment during the continuation of any such event.

            In the event that within fifteen months after the Effective Date hereof substantially all of the assets of Modem Media are acquired by a third party, or that all or substantially all of the capital stock of Modem Media is acquired by a third party, GE shall have the right to terminate this Agreement. An assignee of either party, if authorized hereunder, shall be deemed to have all of the rights and obligations of the assigning party set forth in this Agreement.

            Termination of this Agreement shall not limit either party from pursuing any other remedies available to it, including injunctive relief. Termination shall not relieve GE of its obligation to pay
            (I) for work performed, Services rendered and Modem Media's expenses in connection with any SOW and this Agreement, and (ii) all charges that have accrued prior to such termination to the extent that such charges have a) been previously approved in writing by GE and b) such charges, are assignable to GE and without any additional assignment penalty or cost to GE. The parties' rights and obligations under Sections A, B, C, and D shall survive termination of this Agreement. After termination and upon GE's request, Modem Media shall return to GE any GE data, records, or other materials, provided that GE has furnished Modem Media with a list of the data, records, and other materials to be returned.

      2.    Rights to Developments

      (a) "GE Property" shall mean all tangible GE Property (i.e., any GE Property in written, electronic or other documentary form, including tape or disk) provided to GE under this Agreement and/or applicable SOW except for: (i) any software program(s) and documentation owned or distributed by Modem Media that are developed prior to or outside of the scope of this Agreement and/or applicable SOW ("Programs");
            (ii) any Modem Media high level macro-language or CASE-generated subroutines that are used in developing or that are embodied in the GE Property ("Subroutines") (excluding any GE Confidential Information); and (iii) any Tools or Utilities previously developed by or on behalf of Modem Media as generic utility software.

            As used in the preceding sentence, "Tools" and/or "Utilities" shall refer to software code and/or a portion of code that: (i) accelerates the pace of application development; or (ii) accelerates the data conversion process.

      (b) Modem Media shall develop GE Property as a work made for hire (i.e. GE shall own the copyright and all other intellectual property rights to the GE Property), and Modem Media upon creation of such GE Property automatically assigns, and agrees to assign without further consideration, the copyright and all other intellectual property rights to all such GE Property. Modem Media will provide GE with the source code for the GE Property. Upon written agreement by GE, at GE's sole and exclusive discretion, and for such consideration as GE and Modem Media may agree to in writing, Modem Media may request to acquire the nonexclusive right to use and distribute the copyrighted GE Property.

      (c) Modem Media retains all right, title, and interest, including all copyrights and patents, in any preexisting Programs, Subroutines, and Tools and/or Utilities owned by Modem Media. Modem Media grants to GE and subsidiaries of GE a worldwide, nonexclusive, nontransferable, royalty-free, perpetual, irrevocable internal use license to use, copy, and modify such Subroutines and Tools and/or Utilities that are incorporated into the GE Property. Nothing in this paragraph shall be deemed to expand or restrict the rights granted for Programs under the applicable licensing.

      4. Nondisclosure: By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to any Modem Media program licenses, the GE Property, Subroutines, Tools and Utilities, and all information that would reasonably be considered confidential, including but not limited to GE's employees, organization, activities, policies, or software developed or licensed by GE, products and including any written reports, findings, conclusions, recommendations, or reporting data and analysis prepared by Modem Media and provided to GE under this Agreement. It is the intent of this Section that Modem Media not disclose to any third party any information it learns concerning the business of GE in the performance of Services hereunder without the express written consent of GE. GE shall use commercially reasonable efforts to disclose to Modem Media employees only that information which is necessary for the performance of this Agreement.

            A party's Confidential Information shall not include information that (a) is or becomes a part of the public domain through no act or omission of the other party; or (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; or (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. Results of benchmark tests run by GE may not be disclosed unless Modem Media consents to such disclosure in writing.

            The parties agree, both while the Services are being performed under the applicable SOW and for a period of two years after the earlier of cessation of Services under or termination of the applicable SOW, to hold each other's Confidential Information in confidence. The parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to use the same degree of care that it uses to protect its own confidential information of a similar nature and value, but in no event less than a reasonable standard of care, to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this Agreement. Each party represents that it has, with each of its employees who may have access to any Confidential Information, an appropriate agreement sufficient to enable it to comply with all of the terms of this Section D.4.

      5. Publicity: Except as otherwise required by law, neither party shall release information with respect to the existence or terms of this Agreement or an amendment or any other document thereto or use the name of the other in publicity releases or advertising without securing the prior written consent of the other.

      6.    Compliance with GE's Policies

            6.1 Safety Policies. Modem Media agrees to use reasonable efforts to cause any consultant who provides Services under this Agreement to comply when on GE's premises with GE's reasonable standard safety policies that GE communicates to such consultant, to the extent that such policies are applicable to the site where such consultant is providing Services.

            6.2 Drug Abuse Policies. Modem Media will advise any consultant who provides Services under this Agreement of GE's policy, exclusively when providing services where drug screening is mandatory pursuant to governmental regulations, to require an initial drug screen prior to the commencement of the assignment and, further, to require a drug screen at any time during the assignment either (i) if the GE believes in good faith that the consultant is under the influence of an illegal substance, or (ii) as a consequence of an accident caused by or involving the consultant on GE's premises during the performance of this Agreement and likely to have been related to the consultant's use of an illegal substance. Any drug screens shall be performed by GE (or a company hired by GE) at GE's expense.

            6.3 Other Policies. GE may supply any consultant who provides Services under this Agreement with copies of its Policies 20.2, Equal Employment Opportunity; 20.4, Ethical Business Practices; 20.5, Complying with the Antitrust Laws; and 30.5, Avoiding Conflicts of Interest. If GE supplies such consultant with such policies, Modem Media agrees to use reasonable efforts to cause such consultant to comply with such policies to the extent that such policies are applicable to the activities conducted by the consultant in performing the Services.

      7. Relationship between the Parties: Modem Media is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties.

            Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between GE and either Modem Media or any employee or agent of Modem Media. Each party will be solely responsible for payment of all compensation owed to its employees, as well as federal and state income tax withholding, Social Security taxes, and unemployment insurance applicable to such personnel as employees of the applicable party. Each party shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which such party's employees may be entitled. Each party agrees to defend and indemnify the other against any claims that the indemnified party has failed to pay compensation, tax, insurance, or benefits for employees of the indemnifying party; provided that (a) the indemnified party notifies the indemnifying party in writing within thirty (30) days of the claim; (b) the indemnifying party has sole control of the defense and all related settlement negotiations; and (c) the indemnified party provides the indemnifying party with the assistance, information, and authority reasonably necessary to perform the above; reasonable out-of-pocket expenses incurred by the indemnified party in providing such assistance will be reimbursed by the indemnifying party.

            Anything to the contrary in this Agreement notwithstanding, the parties hereby acknowledge and agree that GE shall have no right to control the manner, means, or method by which Modem Media performs Services pursuant to this Agreement. Rather, GE shall be entitled only to direct Modem Media with respect to the elements of services to be performed by Modem Media and the results to be derived by GE, to inform Modem Media as to where and when such services shall be performed, and to review and assess the performance of such Services by Modem Media for the limited purposes of assuring that such Services have been performed in accordance with this Agreement.

            Notwithstanding the above, where a SOW specifies that Modem Media is to buy media on behalf of GE, Modem Media is appointed as GE's agent for the purpose of such media buys and GE agrees to be primarily liable for such media buys to the extent such Services were approved in a SOW.

      8. Nonsolicitation: Modem Media and GE agree that during the performance of Services under the applicable SOW, neither GE nor Modem Media shall solicit for employment or retention as an independent contractor any employee or former employee of the other who provided any Service pursuant to any applicable SOW. "Solicit" shall not be deemed to include advertising in newspapers or trade publications available to the public. In the event that one of the aforementioned entities solicits an employee of the other in violation of this paragraph, the entire liability of the soliciting entity and the exclusive remedy for the nonsoliciting entity shall be payment of ten thousand dollars ($10,000) to the nonsoliciting entity by the soliciting entity.

      9. Nonexclusivity: This Agreement is nonexclusive, and GE may contract with other entities to perform services related to or within the Scope of Work set forth in an SOW under this Agreement, so long as other services providers are not competitors of Modem Media.

      10. Notice: All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the GE Project Manager at the address in the applicable SOW, with a copy to GE Company, Corporate Initiatives Group Counsel, 3135 Easton Turnpike, Fairfield, Connecticut 06431 (if to GE), or to the Modem Media Project Manager at the address in the applicable SOW, with a copy to Modem Media at 230 East Avenue, Norwalk CT 06855 (if to Modem Media).

      11. Waiver: The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of either party's intellectual property rights, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the party discovered, or should have discovered, the basis for the cause of action.

      12. Force Majeure: Neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any Act of God, or any government or any governmental body, acts of the common enemy, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.

      13. Export Administration: Each party agrees to comply with all relevant export laws and regulations of the United States ("Export Laws") to assure that neither any software deliverable, if any, nor any direct product thereof is (1) exported, directly or indirectly, in violation of Export Laws or (2) is intended to be used for any purposes prohibited by the Export Laws, including without limitation, nuclear, chemical, or biological weapons proliferation.

      14. Assignment/Subcontractors Except for an assignment and delegation to a successor in interest to substantially all of a party's stock or assets, neither party may assign any rights or delegate any duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon the heirs, successors, legal representatives and valid assigns of the parties.

      15. Compliance with Laws: Modem Media warrants that its Services hereunder will be performed in strict accordance with all applicable law, regulations, codes and standards of government agencies or authorities having jurisdiction.

      16. Quality: The parties acknowledge that Modem Media's willingness and ability to provide certain Services at a higher level of quality than Modem Media's warranty stated in Section C.2 of this Agreement is important to GE. In as much as the quality level required by GE for Services will vary from project to project, the parties acknowledge that the provision of particular Services by Modem Media under this Agreement will be based upon the provisions, if any, specified in the applicable SOW (e.g. the application of appropriate Modem Media resources for the timely delivery of Services consistent with the applicable project plans stated in the SOW). The parties acknowledge that any additional quality level warranty and any particular penalties or liquidated damages which may be applicable to specific Services, will be limited to those provisions specifically enumerated and agreed upon by the parties in the respective SOW.

      17. Entire Agreement: This Agreement constitutes the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the Services and GE Property, described herein. In the event of any conflict between the terms of this Agreement and the Letter Agreement, the Letter Agreement shall prevail. In the event of any conflict between the terms of this Agreement and any SOW, this Agreement shall prevail. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. It is expressly agreed that any preprinted terms and conditions of GE's purchase order shall be superseded by the terms and conditions of this Agreement.

The Effective Date of this Agreement shall be July 1, 1999.

General Electric Company:               Modem Media.Poppe Tyson, Inc.:

/s/ Mark Mastriani                      /s/ Robert Allen
Manager, Technology                     President and COO

                                    EXHIBIT A
                                     to the
                            MASTER SERVICES AGREEMENT

August 9, 1999

Mr. Richard Costello
Manager, Corporate Marketing Communications
General Electric Corporation
3135 Easton Tpke
Fairfield, CT 06431

Dear Richard:

I am writing this letter in order to establish a framework whereby Modem Media . Poppe Tyson, Inc. ("MMPT") and General Electric Corporation ("GE") will agree on the terms of a mutually rewarding business arrangement. MMPT and GE are currently in the process of negotiating definitive agreements whereby (a) MMPT will grant certain Warrants for MMPT Common Stock to GE and (b) MMPT will provide various Services to GE under a Master Services Agreement. In connection with those agreements, GE commits to provide $12 million in Performance Revenue (as defined below) to MMPT over a 15-month period beginning July 1, 1999 (the "Commitment"). In connection with those negotiations, MMPT and GE desire to reflect their mutual intent with respect to the definition of, and calculation of, $12 million of Performance Revenue to MMPT, which terms are as follows:

1. Performance Revenue shall equal all revenue recognized by MMPT and any of its wholly owned foreign subsidiaries, in accordance with US GAAP and MMPT's past accounting practices consistently applied, as a result of Services performed by MMPT or such subsidiaries for GE or any of its subsidiaries or majority owned joint ventures. GE recognizes that MMPT's affiliate in Sao Paulo, Brazil is not a subsidiary of MMPT and accordingly, this arrangement will not apply to the work performed by that office. However, any disputed invoice will not be included in the calculation of Performance Revenue unless and until such dispute its mutually resolved by the parties. Within 30 days after the conclusion of a calendar quarter, the parties will confirm the Performance Revenue achieved through that quarter.

      GE acknowledges that in connection with providing the Services, MMPT will from time to time engage in activities in which the costs are passed-through to GE and are not recognized as revenue to MMPT. For example, when MMPT purchases media space from websites, MMPT acts as GE's agent and purchases such space on GE's behalf and GE is directly liable to the media property for such costs. The direct costs to purchase such space will be billed to GE by MMPT upon placement of the insertion order. Other "pass through" costs may include but are not limited to travel and living expenses, hardware, and software. Such pass through costs or other third party costs will not be considered Performance Revenue. However, time spent by personnel to provide such Services will be considered part of the Performance Revenue to the extent consistent with MMPT past practices consistently applied.

2. All rates charged by MMPT and any of its subsidiaries will be based on the attached Rate Card. This Rate Card includes [XXXXX]. Performance Revenue shall be based on the net revenue recognized, after the[XXXXX] but before the [XXXXX] in MMPT's revenues a result of the issuance of the Warrants. This rate will be fixed for Services performed from [XXXXX]. Thereafter, MMPT's standard rates shall apply [XXXXX]; provided, however, in no event shall such standard rates exceed [XXXXX]. The parties agree that if MMPT is requested to perform Services in a hyper-inflationary country, they will work together in good faith to adjust the attached Rate Card to reflect the economic circumstances in that country.

3. A full description of the Services to be provided by Modem Media to GE, and the compensation therefore, will each be set forth on a Statement of Work. These Services may include the design and development of various internet and intranet websites, the planning, preparing, and placing of advertising/marketing, general consulting on issues related to the Internet and on-line commerce, including systems and process, research, Website development, maintenance and expansion, media planning and buying and any development work related to any such Service. Notwithstanding the foregoing, if a proposed project is estimated to be less than [XXXXX] or the Service requested is from a location of a GE affiliate such that the provision of the Services are impracticable, MMPT shall have the option to decline to provide such Services. If MMPT decides not to provide such Services under those circumstances, the estimated Performance Revenue that would have been recognized relative to such Services shall not be included in calculation the Commitment.

4. All Performance Revenue for Services commencing after July 1, 1999 will be included for purposes of calculating the Commitment.

5. If MMPT cannot perform a requested Service due to a conflict with one of its clients, such requested Service, and the revenue that would have been recognized to perform such Service, will not be included in calculating the Commitment.

6. During the 15-month period, GE will use its best efforts to ensure that its request for Services is proportionally allocated over such 15-month period and across various regions. The parties expect that the Performance Revenue in 1999 will not be greater than [XXXXX]. As such, if the scope and value of any project is large or the timing or service location of any project is impracticable, the parties will work together to discuss staffing and timing of such projects. If, after such discussion, MMPT cannot commit to providing such Services due to the scope or timing of the project, MMPT may decline performing such additional Services and, the estimated Performance

----------
[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      Revenue that would have been recognized will not be included in calculating the Commitment. The parties agree to work together to discuss the timing and scope of such projects.

7. If GE exceeds the Commitment during the 15-month period, GE will not be entitled to any additional Warrants.

8. If, at the end of the 15-month period, the Performance Revenue is less than $12 million, GE will make a cash payment to MMPT for such difference within 30 days of the expiration of such 15-month period and any outstanding invoices shall also be due on such date.

9. GE shall have the right to terminate as provided in the Master Services Agreement. In the case of a valid termination, GE will no longer be obligated to meet its Commitment nor will MMPT be obligated to provide the Services at a [XXXXX].

10. MMPT acknowledges that GE has certain commitments to other service providers, such as iXL and Proxicom. GE will use its best efforts to ensure that before MMPT is given the opportunity to present its capabilities to provide a Service on a project, GE will have determined that it is not obligated to award such project to one of the other companies to satisfy its commitments.

11. From time to time, MMPT may be required to make presentations to GE in order for GE to determine whether MMPT will be awarded a particular project. If MMPT is not awarded the project, MMPT will not be compensated for the time spent on such presentation. However, once GE orally advises MMPT that it was awarded the project, time spent by MMPT developing the scope of work with GE, will be compensated by GE.

      MMPT and GE agree that the effectiveness of this letter agreement is contingent upon the parties executing and delivering definitive agreements (the "Definitive Agreements"), reflecting the terms and conditions of the issuance of the Warrants, and the terms and conditions upon which the Services will be provided, in form and substance satisfactory to both parties. The businesses relationship will be governed by the Master Service Agreement, substantially in the form attached hereto.

      MMPT and GE will use their best efforts to negotiate and enter into the Definitive Agreements and to consummate the transactions contemplated thereby as soon as practicable.

----------
[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      The existence of this letter agreement and the Definitive Agreements shall remain strictly confidential, except to extent MMPT is required by law to issue a press release or disclose in its public filings letter agreement or the Definitive Agreement.

      If this letter reflects your understanding, please sign both copies, return a set to me and maintain one for your records.

Sincerely,


/s/ Robert Allen
President and COO


Accepted and Agreed

This 9 day of August, 1999

General Electric Corporation


/s/: Richard Costello
Manager,  Corporate Marketing Communications

                                    EXHIBIT B
                                     to the
                            MASTER SERVICES AGREEMENT

                          GE TRAVEL and LIVING POLICIES


               Travel & Living Guidelines for Corporate Employees

                   Revised April 1999 - Revisions shown in red

--------------------------------------------------------------------------------

Before you plan any trip or meeting, use the Bullet Train Screen:

  o  Think first! Ask why?

  o Is this trip necessary? Is this meeting necessary? Do I really have to go?

  o  Do I have other options?

--------------------------------------------------------------------------------


  o  Use of GE Travel Center (GETC) and GE Corporate Card:

     All travelers are required to use the GETC and the GE Corporate Card for all business-related travel arrangements and expenses. Personal travel arrangements may not be booked via the GETC. The Corporate Card should be used for business related travel expenses only. The Corporate card may not be used for personal expenses or personal cash advances.

  o  Submission & Approval Requirements:

       o Travelers are expected to submit expense reports within five (5) days of end of trip. IRS regulations require the imputing of income on uncleared corporate card balances. Failure to submit timely expense reports will also result in suspension of corporate card privileges.

       o Receipts are required for all corporate card items and for cash items of $15 or more.

       o Designated managers will receive monthly statements from the GE Travel Center in order to review and approve the appropriateness of trips and reasonability of expenses for each employee.

  o  Transportation

       o  Air Travel

          o Coach class is required for all flights within North America, within Europe, and within Asia-Pacific (for flights originating in those respective regions).

          o Coach class is strongly recommended for all flights between North America and Europe and between North America and the northern portion of South America.

             For these flights, because of the combination of longer distances and the potential for unusual timing or circumstances, the ultimate decision between coach and business class remains with the traveler. It is expected that the choice of business class will be limited.

          o Business class is allowed for flights beyond the above "coach zone", e.g., North America to Asia-Pacific.
          o Flights must be taken on Preferred airlines designated by the GETC, unless Preferred airlines are not available.
          o Officer pre-approval is required for any exception to the above service class guidelines.
          o Employees may retain credits from frequent traveler programs. However, travel plans, routing requirements, etc., should not result in additional expense to the Company nor require an increase in travel time during regularly assigned working hours.
          o The cost of upgrading an airline ticket to another class is not reimbursable.

       o  Meetings

          o Utilize GETC Meeting Planning Service for all Company meetings involving 10 or more air fares.

       o  Consultant/Contractor Travel

          Work with your finance representative:
          o Consultants and contractors who travel regularly for GE should complete a non-employee travel profile and use the GETC for all GE-related travel arrangements.
          o Components using consultants who travel infrequently (1 - 5 times a year) or when scheduling interviews with external candidates should make the travel arrangements through the GETC by using a Mastercard Special Purpose Account.

       o  Reservations

          o Make your own travel reservations and when possible schedule meetings to allow for travel during off-peak hours.
          o  Take the "best buy" air fare recommended by the agent.
          o  Book tickets as early as possible.
          o Use teleconferencing and/or videoconferencing to minimize travel costs.
          o Minimize number of employees taking same trip, e.g., to trade shows, conferences, etc.
          o Consider non-refundable fare for frequent trips to the same location.
          o Consider staying over on Saturday night to obtain lower air fare (Company will reimburse hotel and meal costs if the total cost is lower).

       o  Ground Transportation

          o  Use hotel/airport shuttle services when practical.
          o For car rental, use the Company-designated agency, Hertz. When not available, use National.
          o  Book smallest rental car practical for traveler's purpose.
             When using your personal vehicle, you will be reimbursed @
             $.31 per mile, which covers depreciation, insurance, and gas.
          o For New York airports private limos are not allowable expenses, except:
             o When traveling outside normal working hours (very early in the morning or late in the evening) or when there is a safety concern;
             o When there are at least two passengers and a private limo would be a lower cost option than other alternatives such as a rental car or scheduled limo service with Red Dot.

             o  From Fairfield use Hertz or Red Dot Limo Service.
             o Minimize Company costs on rental cars by: declining Collision Damage Waiver in the U.S. (covered under GE contract programs); returning rental cars with a full tank of gas.

  o  Living, Meals & Other Expenses

     o  Lodging

          o Book all hotels through the GETC at the time air reservations are made.
          o Reservations will be made at GE Preferred full service, moderate or economy properties, depending on the business requirements.

     o  Personal Meals

          o Meals are reimbursable provided you are on Company business away from your normal place of business with an overnight stay.
          o On a day trip, meals eaten outside your regularly assigned work hours are reimbursable.

     o  Other Reimbursables

          o Nominal gifts in lieu of meals and/or lodging at friends' or relatives' residences are reimbursable as long as the cost to GE is lower.
          o  Gratuities for bellhop, taxi, meals, etc.
          o  Highway tolls and parking fees.
          o Laundry and dry cleaning services if the employee is away for five consecutive days.
          o Telephone and fax expenses incurred on behalf of the Company, including essential calls to home.
          o  Use your Dial Comm Key Card for all long distance phone calls.
          o  Review "in lieu of" situations with your financial representative.

  o  Dues, Initiation Fees & Memberships

     o Dues and initiation fees for professional organizations are not reimbursable, except in those instances where memberships are primarily for the benefit of the Company. Company officer approval is required for all fees.
     o Country club memberships require approval by the Corporate Executive Office for reimbursement.

  o  Business Meals & Business Meetings

     o Costs incurred in connection with meetings are reimbursable, provided there is a legitimate business purpose, e.g., meeting with key suppliers, meeting on quality with GE business representatives, etc.
     o Expense account must be submitted by the highest level employee at the meeting.
     o Expense account must indicate date, time, place, business purpose and business relationship of attendees.
     o Exercise good judgment and adhere to customer policies when incurring expenses to entertain customers and GE associates for business purposes. Refer to the GE Integrity Guide for Company policy.
     o Discourage GE to GE entertainment and meals unless the business purpose is clearly defined.
     o  Consider offering only non-alcoholic beverages at GE-sponsored meetings.

  o  Expenses Not Reimbursable

     The following items are considered to be of a personal nature, and therefore are not normally reimbursable by the Company.

     o  Airline club membership fees
     o Clothing or toiletries, except if caused by airline delay or overbooking of airplane reservations
     o Cost of an employee's family member traveling with the employee, except when the family member's presence serves a business purpose and the costs have Corporate Officer approval
     o  Cost of a circuitous or side trip for personal convenience or benefit
     o  Fines traffic violations
     o Gifts to employees or their families of flowers, money, merchandise, or services
     o  Insurance on personal property; personal travel insurance
     o Items for personal use, such as: hairstyling, shoe shine, magazines, newspapers, movies (including in-room movies), shows, and sporting events (unless for entertainment on behalf of the Company) and other similar items
     o Loss or theft of personal property (e.g., clothes, jewelry, etc.), cash advance, personal funds, or tickets
     o Maintenance or repair of personal property (e.g., home and grounds) while out of town on Company business
     o Parking or garage charges at the employee's regularly assigned place of business
     o Personal credit card fees or charges incurred as a result of third-party misuse of lost credit cards
     o  Traveling expense between home and regularly assigned place of business

  o  Unusual Expenses

     o In the event there are valid business reasons to incur expenses not reimbursable under these guidelines, these expenses may be reimbursed with Company Officer approval.
     o Review unusual circumstances with your finance representative in advance.

For clarification, contact the GE Travel Center or your financial representative.

                          Modem Media.Poppe Tyson, Inc.
                                 1999 Rate Card

[XXXXX]

[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.